NewAmsterdam Pharma Provides Corporate Update and Reports Third Quarter Financial Results

– Received European Commission approval for Ubeslo® (obicetrapib monotherapy) and Evlarco® (obicetrapib plus ezetimibe fixed-dose combination), marking the first regulatory approval of obicetrapib worldwide –

– Initiated SPINOZA Phase 2b trial evaluating obicetrapib in preclinical Alzheimer’s disease –

– PREVAIL interim analysis planned for 4Q2026, with result expected in 1Q2027 –

– $643.1 million in cash, cash equivalents and marketable securities at September 30, 2026 –

Naarden, the Netherlands and Miami, USA; November 4, 2026 – NewAmsterdam Pharma Company N.V. (Nasdaq: NAMS or “NewAmsterdam” or the “Company”), a late-stage, clinical biopharmaceutical company developing oral, non-statin medicines for patients at risk of cardiovascular disease (“CVD”) with elevated low-density lipoprotein cholesterol (“LDL-C”), for whom existing therapies are not sufficiently effective or well-tolerated, today provided a corporate update and announced financial results for the quarter ended September 30, 2026.

“The third quarter was marked by significant progress across our regulatory and clinical priorities, including the first regulatory approval of obicetrapib worldwide and the initiation of the SPINOZA Phase 2b trial in preclinical Alzheimer’s disease,” said Michael Davidson, M.D., Chief Executive Officer of NewAmsterdam Pharma. “Looking ahead, we anticipate reaching the predefined event number for the planned PREVAIL interim analysis in the fourth quarter, with the outcome expected in the first quarter of 2027. With PREVAIL, the first cardiovascular outcomes trial evaluating a CETP inhibitor in more than a decade, advancing toward its next major inflection point and top-line data from our Phase 3 RUBENS trial expected around year-end, we look forward to these upcoming readouts as we continue to build the body of evidence supporting obicetrapib across cardiovascular disease and other areas of significant unmet need.”

Commercial Updates

In September 2026, NewAmsterdam and its partner Menarini announced that the European Commission (“EC”) granted marketing authorization for Ubeslo® (obicetrapib 10 mg monotherapy) and Evlarco® (10 mg obicetrapib plus 10 mg ezetimibe fixed-dose combination (“FDC”) for patients with primary hypercholesterolaemia, both heterozygous familial (“HeFH”) and non-familial or mixed dyslipidaemia, marking the first regulatory approval of obicetrapib worldwide. The EC approval followed the positive opinion adopted by the European Medicines Agency’s Committee for Medicinal Products for Human Use (“CHMP”) and was supported by data from NewAmsterdam's comprehensive clinical development program evaluating obicetrapib, including the Phase 3 BROADWAY, BROOKLYN and TANDEM trials, which demonstrated statistically significant LDL-C reductions of up to 40% with obicetrapib monotherapy versus placebo and approximately 50% with obicetrapib combined with ezetimibe versus placebo, with a tolerability profile comparable to placebo.

Under the parties' licensing agreement, Menarini holds exclusive commercialization rights for obicetrapib in Europe and is responsible for regulatory interactions and commercialization activities throughout the region. NewAmsterdam is entitled to tiered double-digit percentage royalties ranging from the low double-digits to mid-twenties on net sales in the Menarini Territory and up to an additional €817 million upon the achievement of various clinical, regulatory and commercial milestones. Menarini plans to launch into Germany by YE2026 and the UK in 2027, additional updates may be provided as launches occur.

Clinical Development Updates

NewAmsterdam is developing obicetrapib, an oral, low-dose, once-daily, highly-selective cholesteryl ester transfer protein (“CETP”) inhibitor, as a monotherapy and in fixed-dose combination with ezetimibe, as the potential preferred LDL-C lowering therapy to be used in patients at risk of CVD for whom existing therapies are not sufficiently effective or well-tolerated.

In August 2026, NewAmsterdam presented three analyses at the European Society of Cardiology (ESC) Congress 2026. The presentations included pooled Phase 3 efficacy data, analyses of Lp(a) variability, and broader research into the clinical implications of elevated HDL-C levels, including the following highlights:

•
A pooled analysis of Phase 3 obicetrapib trials demonstrated consistent on-treatment lipid-lowering efficacy across the program, reinforcing the robustness of LDL-C reduction observed in patients receiving obicetrapib.
•
An analysis of observational, randomized, and Mendelian randomization evidence showed no increased cardiovascular or all-cause mortality risk from high HDL-C, with reported adverse associations explained by alcohol-related confounding not previously identified or controlled.
•
An analysis evaluating determinants of short-term Lp(a) variability in Phase 3 studies identified factors contributing to fluctuations in Lp(a) measurements, providing additional context for interpreting treatment-related changes in this important cardiovascular risk marker.

Upcoming Milestones and Ongoing Trials:

Following the successful completion of and positive topline results from the Phase 3 BROADWAY, TANDEM, and BROOKLYN trials, NewAmsterdam plans to announce additional clinical data from these trials relating to obicetrapib and the FDC of obicetrapib plus ezetimibe over the next several quarters.

The following Phase 3 trials are currently ongoing:

•
PREVAIL Phase 3 trial: PREVAIL is a cardiovascular outcomes trial (“CVOT”) evaluating obicetrapib in patients with a history of artherosclerotic cardiovascular disease (“ASCVD”), whose LDL-C is not adequately controlled despite being on maximally tolerated lipid-lowering therapy. NewAmsterdam completed enrollment of over 9,500 patients in April 2024.
•
REMBRANDT Phase 3 trial: The REMBRANDT trial utilizes coronary computed tomography angiography imaging to evaluate the effect of obicetrapib 10 mg plus ezetimibe 10 mg FDC on coronary plaque burden. The placebo-controlled, double-blind, randomized, Phase 3 trial is being conducted in adult participants with LDL-C ≥70 mg/dL and established ASCVD with evidence of coronary plaque who are not adequately controlled by their maximally tolerated lipid-modifying therapy, with the aim to assess the impact of the obicetrapib plus ezetimibe FDC daily on lipid-rich coronary plaque and arterial wall inflammation characteristics. In March 2026, the trial completed enrollment of 323 patients.
•
RUBENS Phase 3 trial: Initiated in December 2025, the RUBENS trial is evaluating obicetrapib alone or in combination with ezetimibe in patients with type 2 diabetes or metabolic syndrome with LDL-C ≥70 mg/dL that require additional lowering of LDL-C despite guideline-recommended lipid-lowering therapy. In August 2026, the trial completed enrollment of 347 patients.

In September 2026, NewAmsterdam announced the dosing of the first participant in SPINOZA, a Phase 2b clinical trial evaluating obicetrapib in individuals with preclinical Alzheimer’s disease.

•
SPINOZA Phase 2b trial: The SPINOZA trial is a Phase 2b, randomized, double-blind, placebo-controlled, parallel-group trial designed to evaluate the efficacy and safety of obicetrapib in approximately 400 participants with preclinical Alzheimer's disease. Eligible participants have biomarker evidence consistent with early Alzheimer's disease pathology and carry ApoE4/E4, ApoE3/E4 or ApoE3/E3 genotypes. The SPINOZA trial design was informed by findings from the prespecified Alzheimer’s disease biomarker analysis in the Company’s Phase 3 BROADWAY trial, which demonstrated the strongest observed biomarker response in ApoE4/E4 participants and supportive signals across additional genotype-defined populations.

Third Quarter Financial Results

•
Cash Position: As of September 30, 2026, NewAmsterdam recorded cash, cash equivalents and marketable securities of $643.1 million, compared to $728.9 million as of December 31, 2025. The decrease was primarily driven by cash outflows related to research and development costs as the Company continues development of obicetrapib and spending on selling, general and administrative expenses to support the Company’s ongoing operations, partially offset by cash inflows from the exercise of options and warrants.

•
Revenue: NewAmsterdam recognized $19.2 million in revenue for the quarter ended September 30, 2026, compared to $0.3 million in the same period in 2025. The increase was primarily attributable to the recognition during the current period of certain regulatory milestones under the license agreement with Menarini.

•
Research and Development (“R&D”) Expenses: R&D expenses were $39.4 million in the quarter ended September 30, 2026, compared to $31.0 million for the same period in 2025. This increase was primarily due to an increase in clinical and personnel expenses, partially offset by a decrease in regulatory and manufacturing expenses. Share-based payment expenses included within R&D expenses totaled $4.4 million in the quarter ended September 30, 2026, compared to $5.0 million in the same period in 2025.

•
Selling, General and Administrative (“SG&A”) Expenses: SG&A expenses were $24.0 million in the quarter ended September 30, 2026, compared to $24.5 million for the same period in 2025. This decrease was primarily due to a decrease in personnel expenses, partially offset by an increase in costs related to organizational commercial readiness activities. Share-based payment expenses included within SG&A expenses totaled $8.1 million in the quarter ended September 30, 2026, compared to $10.0 million in the same period in 2025.

•
Net loss: Net loss for the quarter ended September 30, 2026, was $17.4 million, compared to net loss of $72.0 million for the same period in 2025. The individual components of the change are described above in addition to interest income, a non-cash loss related to changes in the fair value of the Company’s derivative warrant liabilities and foreign exchange losses.

About Obicetrapib

Obicetrapib is a novel, oral, low-dose CETP inhibitor that NewAmsterdam is developing to overcome the limitations of current LDL-lowering treatments. In each of the Company’s Phase 2 trials, ROSE2, TULIP, ROSE, and OCEAN, as well as the Company’s Phase 3 BROOKLYN, BROADWAY and TANDEM trials, evaluating obicetrapib as monotherapy or combination therapy, the Company observed statistically significant LDL-lowering combined with a side effect profile similar to that of placebo. The Company commenced the Phase 3 PREVAIL cardiovascular outcomes trial in March 2022, which is designed to assess the potential of obicetrapib to reduce occurrences of MACE. The Company completed enrollment of PREVAIL in April 2024 and randomized over 9,500 patients. Commercialization rights of obicetrapib in Europe, either as a monotherapy or as part of a fixed-dose combination with ezetimibe, have been exclusively granted to the Menarini Group, an Italy-based, leading international pharmaceutical and diagnostics company.

About Cardiovascular Disease

Cardiovascular disease remains the leading cause of death globally, despite the availability of lipid-lowering therapies (“LLTs”). By 2050 more than 184 million U.S. adults are expected to be affected by CVD and hypertension, including 27 million with coronary heart disease and 19 million with stroke. In the United States from 2019 through 2022, CVD age-adjusted mortality rates increased by 9%, reversing the trend observed since 2010 and undoing nearly a decade of progress. Despite the availability of high-intensity statins and non-statin LLTs, LDL-C target level attainment remains low, contributing to residual cardiovascular risk, and underscoring a significant clinical need for improved therapeutic regimens. Even with 269 million LLT prescriptions written over the last 12 months, around 40 million under-treated US adults are not at their risk-based LDL-C goal, of which 17 million have ASCVD. Less than 1 in 4 patients with ASCVD achieve an LDL-C goal of less than 70 mg/dL and only 20% of very high-risk ASCVD patients achieve the goal below 55 mg/dL. In addition to the 40 million under-treated U.S. adults, there are over 20 million patients diagnosed with elevated LDL-C who are not taking any LLTs including statins. Beyond LDL-C, additional factors are at play, such as lifestyle choices, tobacco use, and obesity, as well as inflammation, thrombosis, triglyceride levels, elevated Lp(a) levels, and type 2 diabetes.

Alzheimer’s Analysis

In BROADWAY, a pre-specified analysis was designed to assess plasma biomarkers of Alzheimer’s disease (“AD”) in patients enrolled in the BROADWAY trial and evaluated the effects of longer duration of therapy (12 months) with a prespecified ApoE population, based on phenotypic analysis. The analysis included 1,535 patients, including 367 ApoE4 carriers (ApoE3/E4 or ApoE4/E4), whose ApoE status was able to be determined. Because this analysis was based on a subset of patients from BROADWAY (which was designed to evaluate LDL-C reductions in an ASCVD and/or HeFH population), the AD analysis was not controlled for baseline differences between the treatment and placebo populations, but statistical analyses were adjusted for baseline biomarker values and age. The absolute and percent change over 12 months in p-tau217, a key biomarker of AD pathology, were measured among patients with baseline and end of study datapoints above the lower limit of quantitation. Additional outcome measures included NFL, GFAP, p-tau181, and Aβ42/40 ratio absolute and percent change over 12 months. NewAmsterdam observed statistically significant absolute reductions in p-tau217 compared to placebo over 12 months in both the full analysis set (p=0.002; n= 1,535) and in ApoE4 carriers (p=0.02; n=367) as well as favorable trends in the other AD biomarkers. Although a safety analysis was not performed in the AD analysis population, in BROADWAY obicetrapib was observed to be well-tolerated, with safety results comparable to placebo.

About NewAmsterdam

NewAmsterdam Pharma (Nasdaq: NAMS) is a late-stage biopharmaceutical company dedicated to building a new standard of care for people living with cardiometabolic and neurodegenerative diseases. The Company is advancing therapies designed to address a significant unmet need for safe, well-tolerated, and convenient treatment options that lower LDL-C while advancing innovation beyond a single marker to better address cardiovascular risk. In multiple Phase 3 trials, NewAmsterdam is investigating obicetrapib, an oral, low-dose, once-daily CETP inhibitor, alone and as a fixed-dose combination with ezetimibe, in patients at risk of cardiovascular disease with elevated LDL-C. Guided by its mission, the Company challenges convention with courage, translates deep biological insight into meaningful patient impact, and delivers with rigor, precision, and purpose.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 and are subject to the “safe harbor” provisions created thereunder. All statements that are not historical facts are hereby identified as forwarding-looking statements for this purposes and include, among others, statements relating to: the Company’s intention to conduct the PREVAIL interim analysis and its expectations regarding the timing of the interim analysis and when the result of the interim analysis may be announced; expectations regarding the availability of Ubeslo® and Evlarco® in the European Union; the Company’s expectations for topline data from the RUBENS trial around year-end 2026; patient enrollment expectations for the Company’s SPINOZA trial; the therapeutic potential of the Company’s product candidates; the Company’s other plans regarding and the timing for commencing trials, enrolling patients and completing trials, and the timing and forums for announcing data; expected milestones and anticipated progress toward such milestones; and other statements regarding the Company's future operations, prospects, objectives, strategies and other future events.

The Company may not actually achieve the plans, intentions or expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements. These forward-looking statements are based upon management’s current expectations and assumptions. Actual results or events could differ materially and adversely from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various risks, uncertainties and other factors, including, among others: uncertainties and delays regarding the enrollment in and completion of the Company’s clinical trials; uncertainties regarding the result of the PREVAIL interim analysis; uncertainties regarding the outcome of the Company’s clinical trials, and whether such outcomes will be adequate to support regulatory review and approval of its product candidates; whether topline, initial or preliminary results, trends or analyses from a particular clinical trial will be predictive of the final results of that trial and whether results of early clinical trials and analyses will be indicative of the results of later clinical trials and analyses, or whether projections regarding clinical outcomes will reflect actual results in future clinical trials or clinical use of the Company’s product candidates; the potential for varying interpretation of the results of clinical trials and analyses; risks related to the Company’s ability to achieve its business plans, objectives and milestones, including approval of the Company’s product candidates and potential commercialization; challenges inherent to the launch of new drug products, if and as approved in various jurisdictions; risks related to the Company’s reliance on third parties; unanticipated costs and expenses impacting the Company’s cash runway; the Company’s ability to continue to source the raw materials for its product candidates and ensure adequate supply of product for clinical trials and, if and as approved in various jurisdictions, commercialization; the impact of competing product candidates on the Company’s business; risks and uncertainties relating to intellectual property and regulatory exclusivities; changes in domestic and foreign business, market, financial, political, and legal conditions; and other important factors, any of which could cause the Company’s actual results to differ from those contained in the forward-looking statements, that are described in greater detail in the sections entitled “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on February 18, 2026 and in its Quarterly Report on Form 10-Q filed with the SEC on November 4, 2026, as well as in other filings the Company may make with the SEC in the future, which are available at www.sec.gov. Any forward-looking statements contained in this press release speak only as of the date of this press release, and the Company expressly disclaims any obligation to update any forward-looking statements contained herein, whether because of new information, future events, changed circumstances or otherwise, except as otherwise required by law.

Company Contact

Matthew Philippe

P: 1-917-882-7512

matthew.philippe@newamsterdampharma.com

Media Contact

Real Chemistry on behalf of NewAmsterdam

Christian Edgington

P: 1-513-310-6410

cedgington@realchemistry.com

Investor Contact

Precision AQ on behalf of NewAmsterdam

Austin Murtagh

P: 1-212-698-8696

austin.murtagh@precisionaq.com

NewAmsterdam Pharma Company N.V.

Condensed Consolidated Balance Sheet

(Unaudited)

	September 30, 2026	December 31, 2025
(In thousands of USD)
Assets
Current assets:
Cash and cash equivalents	423,129	490,002
Prepayments and other receivables	42,423	38,138
Marketable securities, current	205,113	146,239
Restricted cash	1,496	1,321
Total current assets	672,161	675,700
Marketable securities, net of current portion	14,883	92,609
Property, plant and equipment, net	554	383
Operating right of use asset	75	185
Intangible assets	312	407
Total assets	687,985	769,284
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	4,628	8,970
Accrued expenses and other current liabilities	15,460	15,422
Deferred revenue, current	5,706	3,987
Lease liability, current	27	136
Derivative warrant liabilities	31,333	57,272
Total current liabilities	57,154	85,787
Lease liability, net of current portion	49	66
Total liabilities	57,203	85,853
Commitments and contingencies (Note 12)
Shareholders' Equity:
Ordinary shares, €0.12 par value; 400,000,000 shares authorized; 119,819,484 and 114,399,326 shares issued and outstanding as at September 30, 2026 and December 31, 2025, respectively	15,033	14,278
Additional paid-in capital	1,504,484	1,426,750
Accumulated loss	(892,355)	(762,390)
Accumulated other comprehensive income	3,620	4,793
Total shareholders' equity	630,782	683,431
Total liabilities and shareholders' equity	687,985	769,284

NewAmsterdam Pharma Company N.V.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2026	2025	2026	2025
(In thousands of USD, except per share amounts)
Revenue	19,164	348	25,905	22,471
Operating expenses:
Research and development expenses	39,357	30,971	119,039	103,238
Selling, general and administrative expenses	23,995	24,521	74,338	78,937
Total operating expenses	63,352	55,492	193,377	182,175
Operating loss	(44,188)	(55,144)	(167,472)	(159,704)
Other income (expense):
Interest income, net	5,187	6,713	16,647	21,119
Fair value change – earnout	—	—	—	3,992
Fair value change – warrants	23,118	(23,792)	24,505	(7,440)
Foreign exchange gains/(losses)	(299)	218	(2,438)	13,137
Loss before tax	(16,182)	(72,005)	(128,758)	(128,896)
Income tax expense	1,207	—	1,207	—
Loss for the period	(17,389)	(72,005)	(129,965)	(128,896)
Other comprehensive income/(loss)
Unrealized gain/(loss) on available-for-sale securities, net of tax	(241)	313	(1,173)	173
Total comprehensive loss for the period, net of tax	(17,630)	(71,692)	(131,138)	(128,723)
Net loss per share attributable to ordinary shares, basic and diluted	$(0.14)	$(0.61)	$(1.06)	$(1.09)
Weighted average Ordinary Shares outstanding, basic and diluted	124,136,610	119,000,266	123,083,149	117,904,432

NewAmsterdam Pharma Company N.V.

Condensed Consolidated Statements of Shareholders' Equity

(Unaudited)

(In thousands of USD, except share amounts)	Shares	Amount	Additional Paid-In Capital	Accumulated Loss	Accumulated Other Comprehensive Income	Total Shareholders' Equity
Balance at December 31, 2024	108,064,340	13,444	1,298,160	(558,571)	4,467	757,500
Issuance of Earnout Shares	1,743,136	226	40,581	—	—	40,807
Exercise of Pre-Funded Warrants	1,293,938	162	(162)	—	—	—
Exercise of warrants	15,942	2	410	—	—	412
Exercise of stock options	909,140	116	2,875	—	—	2,991
Vesting of RSUs	142,795	18	(18)	—	—	—
Share-based compensation	—	—	15,213	—	—	15,213
Total loss and comprehensive loss for the period	—	—	—	(39,527)	(33)	(39,560)
As at March 31, 2025	112,169,291	13,968	1,357,059	(598,098)	4,434	777,363
Exercise of warrants	100	—	2	—	—	2
Exercise of stock options	340,317	46	3,378	—	—	3,424
Vesting of RSUs	206	—	—	—	—	—
Share-based compensation	—	—	15,179	—	—	15,179
Total loss and comprehensive loss for the period	—	—	—	(17,364)	(107)	(17,471)
As at June 30, 2025	112,509,914	14,014	1,375,618	(615,462)	4,327	778,497
Exercise of warrants	23,826	4	633	—	—	637
Exercise of stock options	638,944	89	5,529	—	—	5,618
Share-based compensation	—	—	15,010	—	—	15,010
Total loss and comprehensive loss for the period	—	—	—	(72,005)	313	(71,692)
As at September 30, 2025	113,172,684	14,107	1,396,790	(687,467)	4,640	728,070

Balance at December 31, 2025	114,399,326	14,278	1,426,750	(762,390)	4,793	683,431
Exercise of warrants	56,619	8	1,745	—	—	1,753
Exercise of stock options	1,971,548	278	10,771	—	—	11,049
Vesting of RSUs	214,163	30	(30)	—	—	—
Share-based compensation	—	—	18,002	—	—	18,002
Total loss and comprehensive loss for the period	—	—	—	(48,441)	(572)	(49,013)
As at March 31, 2026	116,641,656	14,594	1,457,238	(810,831)	4,221	665,222
Exercise of warrants	12,752	2	476	—	—	478
Exercise of stock options	971,668	135	11,701	—	—	11,836
Vesting of RSUs	25,621	4	(4)	—	—	—
Share-based compensation	—	—	18,381	—	—	18,381
Total loss and comprehensive loss for the period	—	—	—	(64,135)	(360)	(64,495)
As at June 30, 2026	117,651,697	14,735	1,487,792	(874,966)	3,861	631,422
Exercise of Pre-Funded Warrants	1,632,646	224	(224)	—	—	—
Exercise of warrants	101	—	3	—	—	3
Exercise of stock options	535,040	74	4,397	—	—	4,471
Share-based compensation	—	—	12,516	—	—	12,516
Total loss and comprehensive loss for the period	—	—	—	(17,389)	(241)	(17,630)
As at September 30, 2026	119,819,484	15,033	1,504,484	(892,355)	3,620	630,782

NewAmsterdam Pharma Company N.V.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the nine months ended September 30,
	2026	2025
(In thousands of USD)
Operating activities:
Loss for the period	(129,965)	(128,896)
Non-cash adjustments to reconcile loss for the period to net cash flows:
Depreciation and amortization	188	161
Non-cash rent expense	(11)	3
Fair value change - derivative earnout and warrants	(24,505)	3,448
Loss on disposal of property, plant and equipment	18	1
Foreign exchange (gains)/losses	2,438	(13,137)
Amortization of premium/discount on available-for-sale debt securities	(43)	(1,381)
Share-based compensation	48,899	45,402
Changes in working capital:
Changes in prepayments and other receivables	(4,052)	(3,216)
Changes in accounts payable	(4,315)	(409)
Changes in accrued expenses and other current liabilities	38	(2,876)
Changes in deferred revenue	1,719	(6,008)
Net cash used in operating activities	(109,591)	(106,908)
Investing activities:
Purchase of property, plant and equipment, including internal use software	(295)	(146)
Maturities of marketable securities	144,390	71,563
Purchases of marketable securities	(126,667)	(225,192)
Net cash provided by/(used in) investing activities	17,428	(153,775)
Financing activities:
Transaction costs on December 2024 issue of Ordinary Shares and Pre-Funded Warrants	—	(1,586)
Proceeds from exercise of warrants	799	458
Proceeds from exercise of options	26,758	16,964
Net cash provided by financing activities	27,557	15,836
Net change in cash, cash equivalents and restricted cash	(64,606)	(244,847)
Foreign exchange differences	(2,092)	12,819
Cash, cash equivalents and restricted cash at the beginning of the period	491,323	771,743
Cash, cash equivalents and restricted cash at the end of the period	424,625	539,715
Noncash financing and investing activities
Issuance of earnout shares	—	40,807

Reconciliation of cash, cash equivalents and restricted cash to the Condensed Consolidated Balance Sheets
Cash and cash equivalents	423,129	538,407
Restricted cash	1,496	1,308
	424,625	539,715